Exhibit 10.2

August 1, 2021

Dear Vin,

I wanted to take this opportunity to memorialize my various discussions with you regarding transition and compensation for services to be rendered by you to Nxt-ID, Inc. (“NXTD” or the “Company”). Mark Archer and I are looking forward to working with you and are eager to get this document finalized and the past behind us all. Mark and I are very appreciative of all the help you’ve provided these last few weeks.

We’ve agreed that you will work with Mark and his accounting consultants to assist NXTD in its SEC reporting obligations. We have a 10-Q that is due two weeks from now and we need your help to get it done on time and correctly. We anticipate that we will need your assistance on the 10-Q for the third quarter as well as the 10-K for 2021 that will be due in March 2022. We also will need your input and assistance on a registration statement that I’ve asked our attorneys to begin working on that we will need in order to complete a raise that will help NXTD stay on Nasdaq. And then there is just the day-to-day issues that might come up with cash management, financial reporting, accounts payable and payroll.

Some of these activities may require you to go into the corporate office, and this list is not meant to be exhaustive. Long term, we may decide it makes sense to close the Oxford office; if we do so, we will need your help to determine what we do with all the administrative files currently stored there.

To that end, I’m proposing a nine-month term for this Consulting Agreement. Since I am writing this on August 1, 2021, let’s assume that this agreement and the obligations on each of our sides will become effective on August 1, 2021 and run until April 30, 2022. Of course, there may be circumstances under which we may propose to extend, modify, or even cut short certain of the obligations outlined here but I think for your and our planning purposes, nine months is a good time horizon. While we might modify the length of your obligation to help us, we will not modify the economics of this Agreement. In other words, you will receive all of the monetary and other consideration under this Agreement regardless of whether the Company requires your services for the entire nine months.

During the period of this letter agreement, NXTD will provide you with the following:

1.	Once we sign this Agreement, we will begin paying you a consulting fee (see below for further details), which will be paid semi-monthly from the payroll system, subject to customary withholding of payroll taxes. While you will be paid through ADP and payroll withholdings will be made, you will not be an employee of the Company.

2.	Upon signing this agreement, we will pay out your 108 hours of accrued vacation pay that we show on the ADP ledger for a gross payment of $19,990, subject to customary withholding. This payment will be made in the first 72 hours after you have signed this Agreement.

3.	We will pay you $10,000, grossed up to account for all payroll tax withholdings, to cover your time investment in helping us during the period between your release from the Company and the execution of this Agreement. This will also be paid within 72 hours after you have signed this Agreement.

4.	We have also agreed that we will pay you six (6) months of consulting fees ($192,500) and the balance of the vacation time that you have advised us that you have earned (21 weeks less 108 hours for a total of $155,481), both totaling $347,981. That total of $347,981 will be paid off over a period of nine months at a rate of $19,332.28 per semi-monthly period, again subject to customary withholding of payroll taxes. As I noted above, this timeline will keep you engaged through the end of April 2022 in case your assistance is required with the 2021 10-K.

5.	Furthermore, in addition to the 400,000 shares of NXTD common stock that we have agreed that have fully vested in you and which are not subject to any corporate restrictions, we agree to the vesting of a total of 100,000 shares of NXTD common stock from your award of 150,000 shares, which shall also be fully vested in you and will not be subject to any restrictions. We will request the Transfer Agent issue a total of 500,000 shares of NXTD common stock within the first 72 hours after you have signed this Agreement. You will forfeit the 50,000-share balance.

6.	The Company will pay all of your medical and dental premiums for you and your wife for a period of six months.

In consideration of the above, we ask you for to do the following for us, in addition to providing your help and assistance as outlined above:

1.	Resign from the Nxt-ID, Inc. Board, effective with the execution of this Agreement.

2.	Sign a standard release and a mutual non-disparagement agreement, attached to this Agreement as Exhibit A.

3.	Agree to waive any right to a refund of monies you deposited with the Company at the end of March 2021.

4.	Agree to vote all your shares for the proposed reverse stock split next month.

Once we both sign this agreement, your rights and obligations, as well as NXTD’s rights and obligations under your Employment Agreement — the one that was executed effective January 1, 2021, will terminate except for the confidentiality and non-competition provisions of Section 4 of that Employment Agreement, which will continue in force as stated in that Employment Agreement, except the term of the non-competition will expire when this consulting agreement expires on April 30, 2022.

Vin, let’s also agree that this letter agreement constitutes the entire understanding between you and NXTD going forward. If we agree to change the undertakings, we’ll amend it in writing, and we can each sign it. If we have any dispute that we cannot resolve, either on our own or through JAMS mediation, we agree that Connecticut law will govern the interpretation of this Agreement and any dispute arising out of it or related to it. Also, we agree that any lawsuit must be brought in the state or federal courts of Connecticut, and we both consent to those courts having exclusive personal jurisdiction over us. Also, the prevailing party in any lawsuit will be entitled to recover from the other party(ies) its reasonable attorney’s fees and costs. I don’t expect that we will have to go down that road but I’m putting it in this letter in order to memorialize it for both of our purposes.

Again, Mark and I are looking forward to working with you in order to keep NXTD moving in the right direction. We both are amazed at what you were able to accomplish by yourself and we know that the three of us will build on that foundation. If you are in agreement with this letter’s terms, please execute where provided below.

Very truly yours,

NXT-ID, INC.

By:	/s/ Chia-Lin Simmons
Chia-Lin Simmons

Its:	Chief Executive Officer

Agreed and Accepted:

/s/ Vincent S. Miceli
Vincent S. Miceli

EXHIBIT A

RELEASE OF CLAIMS

In exchange for the benefits to be provided under this Agreement to which Executive would not be otherwise entitled, for and on behalf of Executive, his heirs, executors, administrators, personal representatives, successors and assigns, Executive hereby waives and releases the Company, its parents, subsidiaries, predecessors, successors and affiliates and each of such entities’ officers, directors, employees, shareholders, managers, members, employees, agents, representatives and assigns from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether known or unknown, arising at any time prior to and including the Effective Date (the “Release”). This Release includes, but is not limited to: (a) all claims directly or indirectly arising out of or in any way connected with Executive’s employment with the Company, the Employment Agreement, or the termination of that employment relationship; (b) all claims or demands related to salary, bonuses, fees, retirement contributions, profit-sharing rights, profit distributions, management fee income, commissions, carried interest, stock, stock options, membership interests, units, or any other ownership or equity interests in the Company or any of its affiliated entities, vacation pay, fringe benefits, expense reimbursements or any other form of compensation or benefit; (c) all claims arising out of Executive’s ownership of securities of the Company and (d) all claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, Title VII of the Civil Rights Act of 1964 and as amended by the Civil Rights Act of 1991, 42 U.S.C. §§ 2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq., as amended; the Age Discrimination in Employment Act (including, without limitation, the Older Workers’ Benefit Protection Act), 29 U.S.C. §§ 623, et seq.; the National Labor Relations Act, as amended, 29 U.S.C., § 151 et seq.; the Occupational Safety and Health Act, as amended; the Immigration Reform Control Act, as amended; § 503 of the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq.; the Civil Rights Act of 1966, 42 U.S.C. § 1981; the Consolidated Omnibus Budget Reconciliation Act of 1985, 42 U.S.C. § 1395(c); Executive Order 11246; the Employee Retirement Income Security Act, 29 U.S.C. §§ 1132 (a)(1)(B), et seq.; the federal Workers Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq.; the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; and, any other applicable federal, state or local statute, regulation, ordinance or common law. Notwithstanding the foregoing, nothing in this paragraph shall release: (i) any rights to indemnification that Executive may have pursuant to any written indemnification agreement to which Executive is a party or third party beneficiary; (ii) any vested interest Executive may have in any 401(k) plan by virtue of his employment with the Company; (iii) any claim by Executive to enforce the provisions of this Agreement; or (iv) any rights which cannot be waived as a matter of law. In addition, Executive understands that nothing in this release prevents him from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, any state department of employment or other analogous state or federal agency, except that he acknowledges and agree that he shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.

The Company, its parents, subsidiaries, predecessors, successors and affiliates and each of such entities’ officers and directors, hereby waives and releases the Executive from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, legal or equitable, whether known or unknown, arising at any time prior to and including the Effective Date. Notwithstanding the foregoing, nothing in this paragraph shall release: (i) any claim by the Company to enforce the provisions of this Agreement; or (ii) any rights which cannot be waived as a matter of law.

NON-DISPARAGEMENT

The Parties undertake that neither of them shall, directly or indirectly, make, publish or issue, or cause to be made, published or issued, any untrue, disparaging or derogatory written or oral statements whatsoever concerning the Executive and/or the Company and/or any officer, employee or stockholder that would adversely affect the reputation of the Executive and/or the Company or its officers, employees or stockholders; provided, however, the foregoing shall not prevent either Party from complying with any legal or reporting obligations, including, without limitation, as a result of the Company’s status as a publicly reporting company.